Exhibit 99.1

Equity Office Properties Trust	Two North Riverside Plaza, Suite 2100 Chicago, Illinois 60606 phone 312.466.3300 fax 312.454.0332 www.equityoffice.com news release

Beth Coronelli (Investors/Analysts) Equity Office 312.466.3286	Terry Holt (Media) Equity Office 312.466.3102
FOR IMMEDIATE RELEASE
Equity Office Announces That Blackstone Increases Merger Consideration To $55.50 Per Share Payable In Cash — Shareholder Vote Scheduled To Proceed on February 7, 2007
CHICAGO (Feb 6, 2007) — Equity Office Properties Trust (NYSE: EOP) today announced that it has amended its merger agreement with affiliates of The Blackstone Group to increase the consideration to $55.50 per share (or unit) payable in cash, resulting in a transaction valued at approximately $39 billion.
The amendment was unanimously approved at a meeting of the Board of Trustees of Equity Office, after deliberations and with advice from its financial and legal advisors. The meeting followed the Board’s receipt on February 4, 2007 of a non-binding letter from Vornado Realty Trust (unaccompanied by definitive terms or documentation) setting forth an alternative to its prior part-cash/part-stock offer at a stated value of $56 per share, and the Board’s receipt on February 5, 2007 of a proposed increased all-cash offer of $55.50 per share from Blackstone.
The Board recommends that Equity Office’s common shareholders vote to approve the merger and the amended merger agreement with affiliates of The Blackstone Group. The special meeting of shareholders remains scheduled to be reconvened at 11:00 a.m. (CST) on February 7, 2007. If approved by the shareholders, the Blackstone transaction would close on or about February 9, 2007, subject to the satisfaction or waiver of the other closing conditions.
In conjunction with the increased cash purchase price, the termination fee of $500 million payable to Blackstone under certain circumstances has been increased to $720 million (or approximately 3.0% of the equity value of the transaction).
In approving the amendment with Blackstone, the Board considered several factors, starting with a financial comparison of the two alternatives, both of which are taxable transactions.
The Vornado letter contemplates (i) a front-end cash tender offer at $56 per share for up to 55% of Equity Office’s common shares, estimated to close at least two months after execution of any definitive agreement, and (ii) a back-end merger, estimated to close in four to six months, in which Equity Office’s common shareholders would exchange their remaining Equity Office common shares for Vornado shares with a stated value of $56 per share. Vornado previously indicated that the share consideration would be subject to a collar, whereby value could be lower or higher if the Vornado common share price is lower than $115 or higher than $135 per share. If the front-end tender offer is undersubscribed (i.e., fewer than 51% of Equity Office’s common shares are tendered), then the transaction would be effected in a one-step part-cash/part-stock merger. The issuance of Vornado shares in the back-end merger (and the one-step merger in the event of an undersubscribed tender offer) would require a Vornado shareholder vote, as was the case in Vornado’s prior proposal. The Board was advised that the net present value of the stated $56 per share value offered in the Vornado letter is in the range of $54.81 to $55.07 per share, even after taking into account the receipt of dividends in the interim.
The Board also took into account the greater risk of non-consummation of the transaction proposed in the Vornado letter when compared to the Blackstone transaction whose closing conditions have largely been satisfied and, if approved by the shareholders, is scheduled to close on or about February 9, 2007. The alternative transaction proposed in the Vornado letter would still subject Equity Office to market and event risks over the four to six months that would be required to close the entire transaction, as well as the risks of the Vornado shareholder vote and the Vornado Board’s “fiduciary out” from its covenant to recommend the transaction. In addition, the alternative structure introduces a new risk that the front-end tender offer would close but the back-end merger would not, resulting in a sale of a controlling interest in Equity Office without a premium being paid for all shares.
The Board further noted the fact that Vornado’s letter did not increase the consideration beyond the $56 stated value per share provided last week. The Board also considered that, despite repeated requests since January 17, 2007, Vornado has failed to address significant contractual issues identified by the Board.
The Board’s reasons for its approval of the amendment to the Blackstone merger agreement and its recommendation to Equity Office’s common shareholders are further described in a Form 8-K to be filed with the Securities and Exchange Commission (the “SEC”) on February 6, 2007.
The special meeting of shareholders to vote on the merger and the merger agreement with affiliates of The Blackstone Group remains scheduled to be reconvened, and the vote will be taken, at 11:00 a.m. (CST) on February 7, 2007. The location of the meeting remains the Civic Opera Building, 20 North Wacker Drive, Suite 631, Chicago, Illinois.
The Form 8-K will be available on the SEC’s website, http://www.sec.gov, and on Equity Office’s website, http://www.equityoffice.com. Shareholders are urged to read the Form 8-K.
About Equity Office
Equity Office is the largest publicly traded owner and manager of office properties in the United States by building square footage. At December 31, 2006, Equity Office had a national office portfolio comprised of whole or partial interests in 543 office buildings comprising 103.1 million square feet in 16 states and the District of Columbia. As of that date, Equity Office owned buildings in 24 markets and in 98 submarkets, enabling it to provide premium office space for a wide range of local, regional and national customers.
EOP Operating Limited Partnership is a Delaware limited partnership through which Equity Office conducts substantially all of its business and owns, either directly or indirectly through subsidiaries, substantially all of its assets.

Forward-Looking Statements
This press release contains certain forward-looking statements based on current expectations of Equity Office management. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results, performance or transactions of Equity Office and its subsidiaries to differ materially from those expressed in any forward-looking statements. Other factors include, but are not limited to: (1) the failure to satisfy the conditions to completion of the proposed mergers with affiliates of The Blackstone Group, including the receipt of the required shareholder approval; (2) the failure to obtain the necessary financing arrangements set forth in the commitment letters received by Blackhawk Parent LLC (an affiliate of The Blackstone Group) in connection with the proposed mergers and the actual terms of such financings; (3) the failure of the proposed mergers to close for any other reason; (4) the occurrence of any effect, event, development or change that could give rise to the termination of the merger agreement; (5) the outcome of the legal proceedings that have been, or may be, instituted against Equity Office and others following the announcement of the proposed mergers; (6) the risks that the proposed transactions disrupt current plans and operations including potential difficulties in employee retention; (7) the amount of the costs, fees, expenses and charges related to the proposed mergers; (8) the substantial indebtedness that will need to be incurred to finance consummation of the proposed mergers and related transactions, including the tender offers and consent solicitations; (9) other refinancings of Equity Office and its subsidiaries; and (10) other risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Equity Office’s and EOP Operating Limited Partnership’s filings with the SEC. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Equity Office’s ability to control or predict. Equity Office undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
Additional Information About the Merger and Where to Find It
In connection with proposed merger transactions involving Equity Office and EOP Operating Limited Partnership and affiliates of The Blackstone Group, Equity Office filed a definitive proxy statement and proxy statement supplements with the SEC. SHAREHOLDERS ARE URGED TO READ CAREFULLY THE PROXY STATEMENT AND PROXY STATEMENT SUPPLEMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER TRANSACTIONS. Shareholders can obtain the proxy statement, the proxy statement supplements and all other relevant documents filed by Equity Office with the SEC free of charge at the SEC’s website at www.sec.gov or from Equity Office Properties Trust, Investor Relations at Two North Riverside Plaza, Suite 2100, Chicago, Illinois, 60606, (800) 692-5304 or at www.equityoffice.com. The contents of the Equity Office website are not made part of this press release.
Participants in the Solicitation
Equity Office and its trustees and officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect to the proposed merger transactions. Information about Equity Office and its trustees and executive officers, and their ownership of Equity Office’s securities, is set forth in the definitive proxy statement and proxy statement supplements relating to the proposed merger transactions described above.
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